Exhibit 10.14

TAX RECEIVABLE AGREEMENT

by and between

[Lone Star]

and

Forterra, Inc.

Dated as of [●], 2016

TABLE OF CONTENTS

		PAGE
	ARTICLE 1
	DEFINITIONS

Section 1.01.	Definitions	2

	ARTICLE 2
	DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01.	Covered Tax Assets	15
Section 2.02.	Tax Benefit Schedule	15
Section 2.03.	Procedures, Amendments	16

	ARTICLE 3
	TAX BENEFIT PAYMENTS

Section 3.01.	Payments	17
Section 3.02.	Offsets	18
Section 3.03.	No Duplicative Payments	18
Section 3.04.	Change Notices	18

	ARTICLE 4
	TERMINATION

Section 4.01.	Early Termination; Breach of Agreement; Credit Events	18
Section 4.02.	Early Termination Notice	19
Section 4.03.	Payment upon Early Termination	19

	ARTICLE 5
	COMPANY OBLIGATIONS AND LATE PAYMENTS

Section 5.01.	Company Obligations	20
Section 5.02.	Late Payments by the Company	20

	ARTICLE 6
	COMPANY TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.01.	Participation in Company Tax Matters	20
Section 6.02.	Consistency	21
Section 6.03.	Cooperation	21

	ARTICLE 7
	MISCELLANEOUS

Section 7.01.	Notices	22
Section 7.02.	Counterparts	23
Section 7.03.	Entire Agreement; Third-Party Beneficiaries	23
Section 7.04.	Governing Law	23
Section 7.05.	Severability	23
Section 7.06.	Headings	23
Section 7.07.	Setoff	23
Section 7.08.	Successors; Assignment; Amendments; Waivers	23

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [            ], 2016, is hereby entered into by and between Forterra, Inc., a Delaware corporation (the “Company”), [Lone Star], a [                    ] (along with any successor as provided in Section 7.08, the “TRA Party Representative”), and the stockholders listed on Schedule A (each, a “TRA Party”). Capitalized terms used herein have the respective meanings set forth in Section 1.01.

RECITALS

WHEREAS, the TRA Parties are the record owners of one hundred percent (100%) of the Common Stock on the date hereof;

WHEREAS, the Company intends to effect an initial public offering of Common Stock of the Company pursuant to the Registration Statement (the “IPO”);

WHEREAS, the Company and its U.S. Subsidiaries file a consolidated U.S. federal income Tax Return and its Canadian Subsidiaries file Canadian income Tax Returns (collectively, the “Company Group”);

WHEREAS, the Company Group will be entitled to utilize certain Tax assets that relate to periods (or portions thereof) ending on or prior to, or arrangements in existence on or prior to, the IPO (as more fully described herein, the “Covered Tax Assets”);

WHEREAS, the income, gain, loss, expenses, deductions and other Tax items of the Company Group may be affected by the Covered Tax Assets;

WHEREAS, the Company has agreed to make payments to the TRA Parties in an amount equal to eighty-five percent (85%) of the aggregate reduction in Taxes payable realized by the Company Group as a result of the utilization of the Covered Tax Assets, and to ease administrative burdens, an assumed tax rate shall be used to calculate the Company Group’s state and local liabilities for Taxes;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions.

As used in this Agreement, the terms set forth in this Article 1 shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the liability for U.S. and Canadian federal, state, provincial and local income Taxes of the Company Group, applying the principles in Section 2.02(b).

“Advisory Firm” means any law firm or accounting firm mutually selected by the Company and the TRA Party Representative that is nationally recognized as being expert in Tax matters and is not an Affiliate of the Company or the TRA Party Representative.

“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Company to the TRA Parties and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and applicable law in existence on the date to which such schedule, notice or other information relates.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Agreed Rate” means a rate per annum equal to LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Applicable Percentage” with respect to a TRA Party, means the quotient, expressed as a percentage set forth opposite such TRA Party’s name on Schedule A, obtained by dividing (i) the number of outstanding shares of Common Stock owned by such TRA Party immediately prior to the IPO by (ii) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the IPO.

“Approved Assignment” is defined in Section 7.16(d) of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code.

“Board” means the board of directors of the Company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Canadian Basis Assets” means the financing expenses that are deductible in computing income of a Subsidiary under the Canadian Tax Act, capital cost allowance and cumulative eligible capital, and the reduction of taxable gain attributable to existing tax cost in respect of assets (other than cash, cash equivalents, receivables, inventory and other current assets) owned by the Canadian Subsidiaries on the IPO Date.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, in each case, as amended from time to time.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall become the beneficial owner, directly or indirectly, of voting stock of the Company entitling such “person” or “group” to cast more than fifty percent (50%) of the votes eligible to be cast in an election of directors of the Company;

(b) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(c) there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the board of directors of the Company immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (ii) all of the Persons who were the respective beneficial owners of the voting securities of the Company immediately prior to such merger or consolidation do not beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation.

“Change Notice” is defined in Section 3.04 of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the issued and outstanding shares of common stock of the Company.

“Company” is defined in the preamble of this Agreement, provided that the term “Company” includes, where the context requires, LSF9 Concrete Ltd. and its Subsidiaries.

“Company Group” is defined in the preamble of this Agreement.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services, or research or development of either party or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, either party’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and databases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other intellectual property rights. Notwithstanding the foregoing, “Confidential Information” does not include (a) information that either party can demonstrate was or has become generally available to the public other than as a result of disclosure by such party or its Affiliates, (b) information that is disclosed to a party or its Affiliates, other than under an obligation of confidentiality, by a third party who had no obligation not to disclose such information to others or (c) information that is independently developed after the date hereof by a party or its Affiliates without the use of the other party’s or its Affiliates’ Confidential Information.

“Consolidated EBITDA”1 of the Company for any period means (a) Consolidated Net Income of the Company and its Subsidiaries for such period plus (b) without duplication of each other and with amounts that are adjusted pursuant to the definition of Consolidated Net Income, and to the extent deducted in determining such Consolidated Net Income for such period (except with respect to clauses (viii), (x) and (xx) below), the sum of:

(i)	provision for Taxes based on income, profits or capital of the Company and its Subsidiaries, including federal, state, franchise and similar taxes and withholding taxes for such period, taxes in lieu of income taxes and payroll tax credits, income tax credits and similar tax credits;

(ii)	total interest expense (net of interest income to the extent not already included in total interest expense for such period) and, to the extent not reflected in such total interest expense, payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (minus any

[1]	Capitalized terms not otherwise defined in this definition shall have the meanings ascribed to them in the Credit Agreement.

payments received in respect of such hedging obligations or other derivative instruments), amortization or write off of debt discount and debt issuance costs and commissions and discounts and other fees and charges (including bank fees, agency fees, fees and charges relating to surety bonds in connection with any financing activities and commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities) associated with Indebtedness (including the Loans and Letters of Credit);

(iii)	depreciation and amortization expense (which, for the avoidance of doubt, will include amortization of debt expense);

(iv)	amortization of intangibles (including goodwill) and organization costs;

(v)	(A) costs and expenses in connection with the Transactions, (B) any transaction fees, costs and expenses (including up-front fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents and whether or not consummated, equity issuances (including an IPO), Investments, Dispositions, recapitalizations, refinancings, mergers, amalgamations, option buyouts or the incurrence or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions and (C) costs in connection with strategic initiatives, transition costs and other business optimization and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and Intellectual Property development costs);

(vi)	non-cash compensation expense, including deferred compensation, and any other non-cash losses, charges and expenses (including write-offs or write-downs but not including any write-off or write-down of inventory or accounts receivable);

(vii)	any Permitted Management Fees paid or accrued during such period and any other management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid to or on behalf of any direct or indirect parent company of the Company or any of the Permitted Investors, to the extent permitted to be paid under Section 6.9 (and any accruals in respect thereof) (provided, that any amounts that are added back to Consolidated EBITDA pursuant to this clause (vii) in respect of items accrued during such period shall not be added back to Consolidated EBITDA pursuant to this clause in any subsequent period);

(viii)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such cash receipts or netting arrangement were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back;

(ix)	(A) any costs or expenses incurred pursuant to any management equity plan or stock option plan, share-based incentive compensation plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or stockholders agreement or any distributor equity plan or agreement, (B) any executive compensation charges or expenses and (C) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case to the extent that such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to the Company as a capital contribution or net cash proceeds of issuances of Capital Stock of the Initial Borrower (other than Disqualified Capital Stock or any Cure Amount);

(x)	expected “run-rate” cost savings, operating expense reductions, other operating improvements and synergies relating to any Pro Forma Transactions (including the Transactions) (as determined by the Company in good faith subject to the provisions of Section 1.5(c));

(xi)	restructuring and similar charges (including severance, relocation costs, costs related to entry into new markets, costs related to closure/consolidation of facilities, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities));

(xii)	any loss realized upon any sale, abandonment or other disposition of any asset of any Group Member (including pursuant to any Sale and Leaseback Transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company) (including, for the avoidance of doubt, the Permitted English Business Sale);

(xiii)	earn-out obligations (including any Acquisition Earn-Out Payments) incurred in connection with any Permitted Acquisition or other Investment and paid or accrued during the applicable period;

(xiv)	unrealized net losses resulting from changes in the fair market value of any non-speculative Hedge Agreements and the net costs of implementation of any non-speculative Hedge Agreements, and losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid) and any currency translation losses;

(xv)	any non-controlling or minority interest expense consisting of income attributable to third parties in respect of their Capital Stock in non-Wholly Owned Subsidiaries;

(xvi)	losses, charges and expenses related to payments made to option holders of the Company or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to equity-holders of such Person or any of its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were equity-holders at the time of, and entitled to share in, such distribution;

(xvii)	losses or discounts on sales of Permitted Receivables Financing Assets in connection with any Permitted Receivables Financing;

(xviii)	the adjustments set forth on Schedule 1.1A;

(xix)	any extraordinary, non-recurring or unusual losses or expenses; and

(xx)	to the extent not included in determining Consolidated Net Income for such period, business interruption insurance proceeds in an amount representing the earnings for such period that such proceeds are intended to replace (whether or not yet received so long as the Company in good faith expects to receive the same within the four fiscal quarters immediately following such business interruption (it being understood that to the extent not actually received within such four fiscal quarters, such amount shall be deducted in calculating Consolidated EBITDA for such fiscal quarters)); minus

(c)	to the extent included in determining Consolidated Net Income for such period, the sum of:

(i)	interest income on cash and Cash Equivalents and other similar securities (except to the extent deducted in determining total interest expense),

(ii)	any other non-cash income (other than amounts accrued in the ordinary course of business consistent under accrual-based revenue recognition procedures in accordance with GAAP), excluding any such income that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have not increased Consolidated EBITDA),

(iii)	any gain realized upon any sale, abandonment or other disposition of any asset of any Group Member (including pursuant to any Sale and Leaseback Transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company) (including, for the avoidance of doubt, the Permitted English Business Sale),

(iv)	any extraordinary, non-recurring or unusual gain,

(v)	unrealized net gains resulting from changes in the fair market value of any non-speculative Hedge Agreements, gains attributable to the early extinguishment or conversion of Indebtedness or Hedge Agreements, and currency translation gains, and

(vi)	any non-controlling or minority interest income consisting of loss attributable to third parties in respect of their Capital Stock in non-Wholly Owned Subsidiaries.

“Consolidated Net Income”2 of the Company for any period means the consolidated net income (or loss) of the Company and its Subsidiaries for such period (including, in the event of any acquisition, the income (or deficit) of any Person (or the income (or deficit) associated with assets acquired from such Person) accrued during the measurement period prior to the date it becomes a Subsidiary of the Company or it or the relevant acquired assets are acquired, merged or amalgamated into or consolidated with any Group Member on a pro forma basis as if the acquisition occurred on the first day of the measurement period), determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense to the extent not otherwise reflected in the consolidated net income (or loss) of the Company and incurred or accrued by Holdings or any direct or indirect parent of Holdings during such period attributable to the operations of Group Members as though such charge, tax or expense had been incurred by the Company, to the extent that the Company has made any Restricted Payment or other payment to or for the account of Holdings in respect thereof); provided, that, for the avoidance of doubt, in calculating Consolidated Net Income of the Company and its consolidated Subsidiaries for any period, there shall be included the aggregate amount actually paid to Group Members in cash during such period on account of business interruption insurance representing the earnings for such period that such proceeds are intended to replace; provided, further, that in calculating Consolidated Net Income of the Company and its consolidated Subsidiaries for any period, there shall be excluded, without duplication,

a.	[reserved];

b.	[reserved];

c.	[reserved];

d.	any net unrealized gains and losses resulting from obligations under Hedge Agreements or other derivative instruments and the application of Statement of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging);

e.	effects of adjustments (including the effects of such adjustments pushed down to the Group Members) in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof;

f.	any gain or loss realized upon the disposal, abandonment or discontinuation of operations of any Group Member, and any income (loss) from disposed, abandoned or discontinued operations (but if such operations are classified as discontinued because they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), including in each case any closure of any branch;

g.	any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities (but excluding any write-off or write-

[2]	Capitalized terms not otherwise defined in this definition shall have the meanings ascribed to them in the Credit Agreement.

down related to inventory or accounts receivable) or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

h.	any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedging agreements for currency exchange risk) and any other foreign currency translation gains or losses;

i.	any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually indemnified or reimbursed, or, so long as the Company has made a good-faith determination that a reasonable basis exists for such indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within four fiscal quarters of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such four fiscal quarters);

j.	any cash charges associated with the rollover, acceleration or payout of Common Stock by, or to, management or other holders of Common Stock of the Company or any of its parent companies or Subsidiaries in connection with the Transactions; and

k.	the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP.

“Consolidated Net Leverage Ratio” means, as of any date, the ratio of consolidated funded indebtedness for borrowed money of the Company and its Subsidiaries measured on a consolidated basis as of such date, less unrestricted cash of the Company and its Subsidiaries as of such date (up to [    ]) to Consolidated EBITDA for the four fiscal quarters most recently ended on or prior to such date.

“Consolidated Return” is defined in Section 7.14(a) of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Tax Assets” means, in each case, as applied under U.S. federal, state, local and Canadian federal and provincial law:

(a) the U.S. Basis Assets;

(b) the Canadian Basis Assets;

(c) NOLs and Tax Credits of the Company and (without duplication) any member of the Company Group existing as of the IPO Date;

(d) deductions in respect of payments made to employees, independent contractors or other providers of services to the Company and its Subsidiaries under the Long-Term Incentive Plan;

(e) deductions in respect of transaction expenses attributable to the Company’s acquisition of the stock of USP Holdings, Inc. in April 2016; and

(f) deductions attributable to Imputed Interest;

provided that (i) in order to determine whether any item described in clauses (a)-(c) is a Covered Tax Asset or a Post-IPO Tax Asset, the Taxable Year of the relevant member of the Company Group that includes the IPO Date (the “Straddle Year”) shall be deemed to end as of the end of the IPO Date, and, except as otherwise provided below, the Company and the TRA Parties shall, acting reasonably, together determine the amount of any such item arising in the Straddle Year, or any portion thereof, that is included in the amount of Covered Tax Assets; and (ii) Covered Tax Assets shall include any Covered Tax Asset that becomes an NOL following the IPO Date as a result of such Covered Tax Asset not being fully utilized in the year in which it arises.

“Covered Tax Benefits” for any Taxable Year means 85% of the Realized Tax Benefits.

“CRA” means the Canada Revenue Agency.

“Credit Agreement” means the ABL Credit Agreement, dated as of March 13, 2015 among LSF9 Concrete Ltd., LSF9 Concrete Holdings Ltd., Stardust Finance Holdings, Inc., the additional revolving borrowers party thereto and the lenders party thereto.

“Credit Event” means the occurrence of any of the following events:

(a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(b) the Company or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary of the Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(c) the Company or any of its Subsidiaries engages in any other action or fails to take any action that constitutes an ‘event of default’ under any indebtedness or guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $30 million if such event of default is not waived by the applicable creditor or cured by the Company within 30 days of its occurrence.

“Credit Event Notice” is defined in Section 4.01(c) of this Agreement.

“Default Rate” means a rate per annum equal to LIBOR plus 500 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.50% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Excess Payment” is defined in Section 3.02 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expert” is defined in Section 7.11 of this Agreement.

“Imputed Interest” means the portion of any Tax Benefit Payment payable by the Company to a TRA Party that is to be treated as imputed interest under Sections 483 and 1274 of the Code and any similar provision of applicable Tax law.

“Independent Directors” means the members of the Board other than members of the Board that have been appointed or designated by a TRA Party or its Affiliates.

“IPO” is defined in the preamble of this Agreement.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any U.S. or Canadian federal, state, provincial, local or non-U.S. and non-Canadian statute, law, ordinance, regulation, rule, code, order, injunction, judgment, determination, directive, ruling, decree, requirement or rule of law, or any other provision, decision or requirement having the force and effect of law.

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate of interest published in The Wall Street Journal, Eastern Edition, two Business Days prior to the first day of such month as the “London Interbank Offered Rate” applicable to such month. In the event that The Wall Street Journal, Eastern Edition, is not published or such rate does not appear in The Wall Street Journal, Eastern Edition, LIBOR shall be determined by any other publicly available source of such market rate for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Long-Term Incentive Plan” means the LSF9 Concrete Holdings Ltd. Long Term Incentive Plan.

“LTIP Party” means Lone Star Fund IX (U.S.) and its Affiliates.

“LTIP Trigger Transaction” is defined in clause (f) of the definition of Valuation Assumptions.

“NOLs” means net operating loss carryforwards, capital loss carryforwards, non-capital losses, net capital losses and disallowed interest expense carryforwards under Section 163(j) of the Code for U.S. and Canadian federal, state, provincial and local income tax purposes.

“Non-Tax Benefit Tax Liability” means, with respect to any Taxable Year, the overall liability for Taxes of the Company Group using the same methods, elections, conventions and similar practices used on the Company Group’s actual Tax Returns, but excluding the use of any Covered Tax Assets and calculated assuming a combined state and local income tax rate equal to five (5) percent.

“Non-TRA Portion” is defined in Section 2.02(b) of this Agreement.

“Objection Notice” is defined in Section 2.03(a) of this Agreement.

“Payment Date” means any date on which a Tax Benefit Payment is required to be made by the Company pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-IPO Tax Assets” means (a) any Tax attribute of the Company Group first arising in a Taxable Year or portion thereof beginning after the IPO Date, which shall include the allocation of any Tax attributes arising in a Straddle Year as set forth in the definition of Covered Tax Assets and shall exclude any Covered Tax Assets and (b) any Tax attribute of any corporation or other entity acquired by the Company or any of its Subsidiaries by purchase, merger, or otherwise (in each case, from a Person or Persons other than the Company and its

Subsidiaries and, in each case, whether or not such corporation or other entity survives) after the IPO Date that relates to periods (or portions thereof) ending on or prior to the date of such acquisition; provided that Post-IPO Tax Assets shall not include any NOL of the Company or any Subsidiary arising in a year following the IPO Date as a result of a Covered Tax Asset not being fully utilized, provided, further, that Post-IPO Assets shall not include tax basis in or other tax attributes arising from cash, cash equivalents, receivables, inventory, or other current assets.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Tax Benefit Tax Liability over the Actual Tax Liability of the Company Group (as determined based on the principles set forth in Section 2.02(b)). If all or a portion of the liability for Taxes for a Taxable Year arises as a result of an audit or assessment by the IRS or CRA (or other Taxing Authority) of any Taxable Year, such liability shall not be reflected in the determination of the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.11 of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 7.11 of this Agreement.

“Registration Statement” means the registration statement on Form S-1 (File No. 333-212449) of the Company, as amended.

“Schedule” means (i) any Tax Benefit Schedule and (ii) the Early Termination Schedule.

“Senior Indebtedness” is defined in Section 5.01(a) of this Agreement.

“Senior Obligations” is defined in Section 5.01(a) of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls more than fifty percent (50%) of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Claim” is defined in Section 6.01 of this Agreement.

“Tax Credit” means U.S. and Canadian federal, state, provincial and local and non-U.S. and non-Canadian tax credits that may be utilized to offset U.S. or Canadian federal, state, provincial, or local or non-U.S. and non-Canadian income or alternative minimum Tax.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or any comparable section of state, local or Canadian tax law (and, therefore, for the avoidance of doubt, may include a period of less than twelve months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all U.S. and Canadian federal, state, provincial and local and non-U.S. and non-Canadian taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Taxes.

“Taxing Authority” means any domestic, non-U.S., federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising regulatory authority with respect to Taxes.

“TRA Party” is defined in the preamble to this Agreement.

“TRA Party Representative” is defined in the preamble to this Agreement.

“TRA Portion” is defined in Section 2.02(b) of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“U.S. Basis Assets” means U.S. federal, state and local amortization and depreciation deductions, and the reduction of taxable gain attributable to (i) existing tax basis in the assets (other than cash, cash equivalents, receivables, inventory and other current assets) owned by the Company on the IPO Date or (ii) any increase of the tax basis of the Company’s assets arising from the [•].3

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (a) in each Taxable Year ending on or after such Early Termination Date, the Company Group will generate taxable income sufficient to fully utilize all Covered Tax Assets (in accordance with all applicable limitations) during such Taxable Year or future Taxable Years, as applicable; (b) the U.S. federal and Canadian federal and provincial income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code, the Canadian Tax Act, applicable provincial law and other law as in effect on the Early Termination Date; (c) the effective state and local income tax rates that will be in effect for each such Taxable Year shall be 5%; (d) any non-amortizable assets will be disposed of on the fifteenth anniversary of the IPO in a fully taxable transaction for U.S. federal, Canadian federal and provincial and non-U.S. and non-Canadian income tax purposes; provided that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset if earlier than such fifteenth anniversary; (e) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment

[3]	To describe transaction in which the Company is formed in connection with the IPO.

obligation relates is required to be filed excluding any extensions; and (f) to the extent relevant for purposes of determining any amount deemed paid under the Long-Term Incentive Plan, if such Early Termination Date arises by reason of a transaction in which there is a sale of Common Stock to a Person that is not an Affiliate of the Company (an “LTIP Trigger Transaction”), all of the stock then owned by the LTIP Party was sold at the price at which such stock was sold in the LTIP Trigger Transaction on such Early Termination Date (it being understood that if all of the stock held by the LTIP Party prior to such LTIP Trigger Transaction is in fact sold in such LTIP Trigger Transaction, then the amount and price of such stock sold shall be determined entirely by reference to the LTIP Trigger Transaction) and, otherwise, that all stock then owned by the LTIP Party was sold on such Early Termination Date at its fair market value as of such date.

ARTICLE 2

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01. Covered Tax Assets. The Company, on the one hand, and the TRA Parties, on the other hand, acknowledge that the Company Group may, and to the extent permitted by applicable law and consistent with the principles set forth under Section 2.02(b) shall, reduce the amount of Taxes that the Company Group would otherwise be required to pay in the future as a result of the Covered Tax Assets.

Section 2.02. Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within 45 calendar days after the filing of the Company’s U.S. federal income Tax Return for a Taxable Year, the Company shall provide to the TRA Party Representative a schedule showing, in reasonable detail, (i) the calculation of the Covered Tax Benefit (if any) and the Tax Benefit Payment (if any) for such Taxable Year (together, a “Tax Benefit Schedule”) and (ii) supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment. The Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(a)).

(b) Applicable Principles. For purposes of calculating the Covered Tax Benefit, carryovers or carrybacks of any Tax item attributable to the Covered Tax Assets shall be considered to be subject to the rules of the Code (or any successor statute) and the Treasury Regulations (and any relevant provisions of the Canadian Tax Act, state, provincial or local tax law) governing the use, limitation and expiration of carryovers or carrybacks of the relevant type; provided, however, that the Covered Tax Assets treated as resulting in a Realized Tax Benefit for one Taxable Year shall not be treated as resulting in a Realized Tax Benefit for any other Taxable Year. In addition, for purposes of determining the Realized Tax Benefit for any Taxable Year, the Company Group shall be assumed (i) to utilize any item of loss, deduction or credit arising in such Taxable Year (and permitted to be utilized in such Taxable Year) before carrying back or carrying forward to such Taxable Year, or otherwise utilizing in such Taxable Year, any Covered Tax Asset that is permitted to be so carried back, carried forward or utilized; (ii) to utilize any available Covered Tax Asset that is permitted (or, for the avoidance of doubt, that would be so permitted but for a Post-IPO Tax Asset) to be carried back, carried forward or utilized in such Taxable Year before utilizing any Post-IPO Tax Asset, and (iii) to utilize any

Covered Tax Asset in the earliest Taxable Year in which such Covered Tax Asset is permitted to be utilized. If a carryover or carryback of any Tax attribute includes a portion that is attributable to the Covered Tax Assets (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), the Company shall be assumed to utilize the TRA Portion before utilizing the Non-TRA Portion.

Section 2.03. Procedures, Amendments.

(a) Procedure. Each time the Company delivers an applicable Schedule to the TRA Party Representative under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b) and any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.02, the Company shall also: (i) deliver supporting schedules and work papers, as determined by the Company or as reasonably requested by the TRA Party Representative that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Schedule; (ii) deliver an Advisory Firm Letter supporting such Schedule; (iii) deliver a declaration signed by the chief financial officer of the Company to the effect that the activities underlying the computations reflected in the Schedule have been made without regard to any transaction which was substantially motivated by the intent to reduce or defer any Tax Benefit Payment or Early Termination Payment; and (iv) allow the TRA Party Representative and its advisors to have reasonable access to the appropriate representatives, as determined by the Company or as reasonably requested by the TRA Party Representative at the Company and the Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Company shall ensure that any Tax Benefit Schedule that is delivered to the TRA Party Representative along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Non-Tax Benefit Tax Liability (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on the Parties thirty calendar days from the date on which the TRA Party Representative first received the applicable Schedule or amendment thereto unless:

(i) the TRA Party Representative, within thirty calendar days after receiving the applicable Schedule or amendment thereto, provides the Company with written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail the TRA Parties’ material objection (an “Objection Notice”); or

(ii) the TRA Party Representative provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from the TRA Party Representative is received by the Company.

In the event that the TRA Party Representative timely delivers an Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty calendar days after receipt by the Company of the Objection Notice, the Company and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.11 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Company (i) in connection with a Determination affecting the Schedule; (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the TRA Party Representative; (iii) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, in each case with respect to any member of the Company Group; or (iv) to comply with the Expert’s determination under the Reconciliation Procedures (such amended Schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. The Company shall deliver any Amended Schedule to the TRA Party Representative within 30 calendar days of any of the foregoing events described in clauses (i) through (iv) occurring, and any such Amended Schedule shall be subject to the procedures set forth in Section 2.03(a).

ARTICLE 3

TAX BENEFIT PAYMENTS

Section 3.01. Payments.

(a) Payments. Within five Business Days of a Tax Benefit Schedule with respect to a Taxable Year becoming final in accordance with Section 2.03(a) or Section 7.11, the Company shall pay to each of the TRA Parties an amount equal to the TRA Party’s Applicable Percentage multiplied by the Tax Benefit Payment for such Taxable Year determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account designated to the Company by the applicable TRA Party or as otherwise agreed by the Company and the applicable TRA Party.

(b) Amount of Payments. A “Tax Benefit Payment” shall equal, with respect to any Taxable Year, the amount of Covered Tax Benefits, if any, for the Taxable Year, increased by:

(i) interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return with respect to Taxes for such Taxable Year until the Payment Date; and

(ii) any increase in a Covered Tax Benefit that has become final under Section 2.03(b), together with interest calculated at the Agreed Rate from the original Payment Date with respect to the Schedule that was amended;

provided, however, that the amounts described in Section 3.01(b)(ii) above shall not be taken into account in determining a Tax Benefit Payment attributable to any Taxable Year to the extent such amounts were taken into account in determining any Tax Benefit Payment for a preceding Taxable Year. Notwithstanding the foregoing, for each Taxable Year ending on or after a Change of Control, all Tax Benefit Payments shall be calculated by using Valuation Assumptions (a), (d), (e) and (f), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”

Section 3.02. Offsets. In the event that a Tax Benefit Schedule is amended pursuant to Section 2.03(b) for any Taxable Year reflecting a decrease in the Tax Benefit Payment for such year and payments have previously been made based on the greater Tax Benefit Payment (such excess, an “Excess Payment”), any amounts that would otherwise be due to the TRA Parties at any subsequent time under Section 3.01(b) shall be reduced (but not below zero) until the aggregate amount of such reduction equals the amount of such Excess Payment. For the avoidance of doubt, if all future payments are insufficient to repay any Excess Payment, the TRA Parties shall have no obligation to return such Excess Payment to the Company.

Section 3.03. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement.

Section 3.04. Change Notices. If the Company or any of its Subsidiaries receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from the IRS, CRA or any Taxing Authority with respect to the Tax treatment of any Covered Tax Asset (a “Change Notice”), which, if sustained, would result in (a) a reduction in the amount of Realized Tax Benefit with respect to a Taxable Year preceding the taxable year in which the Change Notice is received or (b) a reduction in the amount of Tax Benefit Payments, the Company will be required to pay to the TRA Parties with respect to Taxable Years after and including the year in which the Change Notice is received, prompt written notice shall be given to the TRA Party Representative.

ARTICLE 4

TERMINATION

Section 4.01. Early Termination; Breach of Agreement; Credit Events.

(a) Company’s Early Termination Right. With the written approval of (x) a majority of the Independent Directors of the Board and (y) the TRA Party Representative, the Company may terminate this Agreement by paying to the TRA Parties the Early Termination Payment. Upon the Company’s payment of the Early Termination Payment, the Company shall not have any further payment obligations under this Agreement, other than with respect to any: (A) prior Tax Benefit Payment agreed to by the Company and the TRA Party Representative as due and payable but unpaid as of the date the Early Termination Notice is delivered and (B) current Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment).

(b) Acceleration upon Breach of Agreement. In the event that the Company breaches any of its material obligations under this Agreement, whether as a result of failure to make any payments when due (subject to the last sentence of this Section 4.01(b)), failure to honor any material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of the breach and shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of the breach; (ii) any Tax Benefit Payment agreed to by the Company and the TRA Party Representative as due and payable but unpaid as of such date; and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such date (except to the extent that such amount is included in the Early Termination Payment). The parties agree that the failure to make any material payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.

(c) Acceleration upon a Credit Event. In the event that either party becomes aware that an event described in clause (c) in the definition of Credit Event exists with respect to the Company or any of its Subsidiaries, such party shall provide written notice to the other party (the “Credit Event Notice”). In the event that the Credit Event is not cured within ten days of delivery of such Credit Event Notice or upon the occurrence of an event described in clauses (a) and (b) in the definition of Credit Event, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date the Credit Event and shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of the Credit Event; (ii) any Tax Benefit Payment agreed to by the Company and the TRA Party Representative as due and payable but unpaid as of such date; and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such date (except to the extent that such amount is included in the Early Termination Payment).

Section 4.02. Early Termination Notice. If the Company chooses to exercise its right of early termination under Section 4.01(a) above, the Company shall deliver to the TRA Party Representative notice of the Company’s decision to exercise such right (the “Early Termination Notice”). Upon the delivery of the Early Termination Notice or the occurrence of an event described in Section 4.01(b) or (c), the Company shall deliver a schedule (the “Early Termination Schedule”) showing in reasonable detail the information required pursuant to Section 2.02 and the calculation of the Early Termination Payment. The delivery and finalization of such Early Termination Schedule shall be governed by Section 2.03.

Section 4.03. Payment upon Early Termination.

(a) Timing of Payment. Within ten Business Days after the Early Termination Schedule becomes final and binding on the parties hereto, the Company shall pay to the TRA Parties the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable TRA Party or as otherwise agreed by the Company and such TRA Party.

(b) Amount of Payment. The “Early Termination Payment” with respect to any TRA Party means an amount equal to such TRA Party’s Applicable Percentage of the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Company to the TRA Parties beginning from the Early Termination Date applying the Valuation Assumptions. For purposes of calculating the present value pursuant to this Section 4.03(b) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that absent the Early Termination Notice all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Company’s Tax Return with respect to Taxes for each Taxable Year.

ARTICLE 5

COMPANY OBLIGATIONS AND LATE PAYMENTS

Section 5.01. Company Obligations.

(a) Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payments and Early Termination Payment required to be made by the Company to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of (i) any obligations in respect of indebtedness, other than intercompany indebtedness, for borrowed money of the Company and its Subsidiaries (“Senior Indebtedness”), (ii) payments in respect of letters of credit of the Company and its Subsidiaries, (iii) cash management obligations of the Company and its Subsidiaries and (iv) hedging obligations entered into with the providers of the Senior Indebtedness or Affiliates thereof (collectively, the “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Company that are not Senior Obligations.

(b) Without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed), the Company shall not incur any obligation after the IPO Date if the terms of such obligation would restrict the Company from making Tax Benefit Payments or the Early Termination Payment under this Agreement.

(c) For so long as the Agreement remains outstanding, the Company shall not incur any indebtedness for borrowed money if, immediately after giving effect to such incurrence and the application of proceeds therefrom, the Company’s Consolidated Net Leverage Ratio pro forma for such indebtedness exceeds 5.70 to 1.00.

Section 5.02. Late Payments by the Company. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment required to be made by the Company to any TRA Party under this Agreement that is not made to such TRA Party when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due and payable.

ARTICLE 6

COMPANY TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.01. Participation in Company Tax Matters. Except as otherwise provided herein, the Company shall have full responsibility for, and sole discretion over, all Tax matters concerning the Company Group, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes

(a “Tax Claim”), provided that the Company shall act in good faith in connection with its control of any matter which is reasonably expected to affect the TRA Parties’ rights and obligations under this Agreement, provided further that the Company shall not enter into any settlement with respect to, or agree to concede, any Tax Claim that could have a material effect on the TRA Parties’ rights (including the right to receive payments) under this Agreement without the consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed). The Company shall notify the TRA Party Representative of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Company Group by a Taxing Authority the outcome of which is reasonably expected to affect the TRA Parties’ rights and obligations under this Agreement, and shall give the TRA Party Representative reasonable opportunity to provide information and participate (at its own expense) in the applicable portion of such audit.

Section 6.02. Consistency. Except upon the written advice of an Advisory Firm, the Company and the TRA Parties agree to report and cause to be reported for all purposes, including U.S. and Canadian federal, state, provincial, local and non-U.S. and non-Canadian tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Tax Benefit Payments) in a manner consistent with that specified by the Company in any Schedule or statement required to be provided by or on behalf of the Company under this Agreement or under applicable Tax law. Any dispute concerning such advice shall be subject to the Reconciliation Procedures; provided, however, that only the TRA Party Representative shall have the right to object to such advice pursuant to this Section 6.02. In the event that an Advisory Firm is replaced with another firm acceptable to the Company and the TRA Party Representative pursuant to the definition of “Advisory Firm,” such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law (or the Company and the TRA Party Representative agree to the use of other procedures and methodologies).

Section 6.03. Cooperation. Each of the Company, on the one hand, and the TRA Parties, on the other hand, shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority relating to this Agreement; (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above; and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day); (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service; or (c) when sent by electronic mail (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company, to:

Forterra, Inc.

511 E. John Carpenter Freeway

Irving, TX 75062

Attn: Lori Browne

E-mail: lori.browne@forterrabp.com

with a copy (which shall not constitute notice to the Company) to:

[●]

[Address]

[Address]

Attn: [●]

E-mail: [●]

If to the TRA Party Representative or any TRA Party, to:

Hudson Advisors L.P.

2711 North Haskell Avenue, Suite 1800

Dallas, TX 75204

Attn: Kyle Volluz

Email: kvolluz@hudson-advisors.com

with a copy (which shall not constitute notice to the TRA Parties) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn: Neil Barr

E-mail: neil.barr@davispolk.com

Any party hereto may change its address or e-mail address by giving the other party hereto written notice in the manner set forth above.

Section 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03. Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of laws provisions thereof.

Section 7.05. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 7.06. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.07. Setoff. Except as provided in Section 3.02, any Tax Benefit Payment or Early Termination Payment due under this Agreement shall be paid in full when due, without setoff, recoupment, deduction, adjustment or charge of any kind.

Section 7.08. Successors; Assignment; Amendments; Waivers.

(a) Provided that written notice is provided to the Company at least ten Business Days prior to an assignment or transfer, each TRA Party may assign or transfer (including by way of a pledge, rehypothecation, grant of a participation in, or sale) this Agreement to any Person without the prior written consent of the Company or any other TRA Party.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Company and the TRA Party Representative. For the avoidance of doubt, any amendment of this Agreement that is approved in writing by the Company and the TRA Party Representative shall be binding upon the TRA Parties. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective. Notwithstanding anything contained herein to the contrary, the TRA Party Representative may, in its good faith discretion, amend Schedule A without the consent of any other party hereto; provided that such amendment does not materially, adversely and disproportionately affect any TRA Party vis-à-vis any other TRA Party.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 7.09. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (A) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (B) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 7.11. Reconciliation. In the event that the Company and the TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.03, Section 4.02 and Section 6.02 (which matters, for the avoidance of doubt, may include the calculations of any amounts set forth in any Schedule or Amended Schedule) within the relevant period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm or the preparer of the Advisory Firm Letter), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Company or the TRA Party Representative or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within 15 days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise, unless the parties mutually agree to extend such 15-day period. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Company, subject to adjustment (by an increase or decrease in the amount of subsequent payments otherwise due under this Agreement) or amendment of such Tax Return upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne inversely based upon the relative success (in terms of percentages) of each party’s claims. For example, if the final determination reflects a 60-40 compromise of the parties’ claims, the costs and expenses would be allocated 40% to the party whose claim was determined to be 60% successful and 60% to the party whose claim was determined to be 40% successful. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.11 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.11 shall be final and binding on the Company and all TRA Parties and may be entered and enforced in any court having jurisdiction. The determination of the Expert with respect to any dispute that is submitted to it for determination pursuant to this Section 7.11 shall be based solely on presentations and materials provided by the parties hereto that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., such determination shall not be made on the basis of an independent review by the Expert). The Expert shall not assign a value to any Reconciliation Dispute that is greater than the greatest value for such item assigned by the Company, on the one hand, or the TRA Party Representative, on the other hand, or less than the smallest value for such assigned by the Company, on the one hand, and the TRA Party Representative, on the other hand.

Section 7.12. Withholding. The Company shall be entitled to deduct and withhold from any amount payable to any TRA Parties pursuant to this Agreement such amounts as the Company is required to deduct and withhold under the Code or any provision of state, local or foreign tax law, with respect to entering into or making payments under this Agreement. To the extent amounts are so withheld and paid over to the appropriate governmental authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the TRA Party in respect of whom such withholding was made. The Company shall provide evidence of such payment to such TRA Party. To the extent the amount of any withholding hereunder cannot be finally determined until after the end of the taxable year in which the amount otherwise payable to such TRA Parties pursuant to this Agreement is required to be paid, the Company shall be entitled to deduct and withhold the maximum amount of tax that, in the Company’s reasonable judgment, may be required to be remitted to the applicable government authority with respect to such TRA Party, and after the applicable amount of withholding is finally determined, the Company shall promptly pay over any excess withheld amounts to such TRA Party. Notwithstanding the foregoing, if a withholding obligation arises as a result of a Change of Control that causes the Company (or its successor) to become a non-U.S. Person, any amount payable to a TRA Party under this Agreement shall be increased such that after all required deductions and withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this sentence) the TRA Party receives an amount equal to the sum that it would have received had no such deductions or withholdings been made.

Section 7.13. Confidentiality.

(a) Each party shall maintain in strict confidence and shall not disclose to any third party (except to its Affiliates in connection with performing any duties as necessary for the other party hereunder) any and all Confidential Information, except as may be necessary in order to comply with a requirement of Law, in which case the receiving party shall, if permissible, promptly notify the disclosing party of any such requirement and such disclosing party shall be permitted to seek confidential treatment for such information; provided that any party hereto or its Affiliates may disclose the terms of this Agreement in any registration statement relating to the IPO, provided further that the foregoing shall not prohibit any TRA Party from disclosing such terms and information to (i) its lenders, (ii) prospective purchasers of such TRA Party or its assets and such prospective purchasers’ lenders, and (iii) legal counsel and other representatives of any of the foregoing.

(b) With respect to any such Confidential Information, each of the parties hereto shall: (i) use the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own information which is proprietary and/or treated as confidential; and (ii) upon the discovery of any inadvertent disclosure or unauthorized use of the Confidential Information, or upon obtaining notice of such disclosure or use from the other party, take or cause to be taken all necessary actions to prevent any further inadvertent disclosure or unauthorized use.

Section 7.14. Affiliated Corporations; Admission of the Company into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Company or any member or members of the Company Group was, is or becomes a member of an affiliated, combined, unitary or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any comparable provision of applicable state, local or non-U.S. Tax law (a “Consolidated Return”): (i) the provisions of this Agreement relating to the Company shall be applied with respect to the group as a whole as of any date of determination; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If an entity in the Company Group transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code (or any corresponding provision of state, local or non-U.S. law), such entity, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the Company’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be determined as if such transfer occurred on an arm’s length basis with an unrelated third party.

(c) If an entity in the Company Group transfers to a third party, directly or indirectly, stock of any Subsidiary as to which the tax basis of such Subsidiary’s Covered Tax Assets exceeds the tax basis of the transferor entity’s stock in such Subsidiary in a taxable transaction to a third party, such tax basis difference shall be treated for purposes of this Agreement as a Covered Tax Asset.

Section 7.15. Tax Treatment. [To come.]

Section 7.16. TRA Party Representative.

(a) Appointment. Without further action of any of the Company, the TRA Party Representative or any TRA Party, and as partial consideration of the benefits conferred by this Agreement, the TRA Party Representative is hereby irrevocably constituted and appointed, with full power of substitution, to act in the name, place and stead of each TRA Party with respect to the taking by the TRA Party Representative of any and all actions and the making of any decisions required or permitted to be taken by the TRA Party Representative under this Agreement. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the TRA Party Representative. No bond shall be required of the TRA Party Representative and it shall receive no compensation for its services.

(b) Expenses. If at any time a TRA Party Representative shall incur out-of-pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Company from the TRA Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Company shall reduce any future payments (if any) due to the TRA Parties hereunder pro rata (based on their respective Applicable Percentages) by the amount of such expenses which it shall instead remit directly to the requesting TRA Party Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, a TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c) Limitation on Liability. The TRA Party Representative shall not be liable to any TRA Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the gross negligence, bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, that in no event shall any TRA Party be obligated to indemnify the TRA Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Parties.

(d) Actions of the TRA Party Representative. A decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and the Company may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. The Company is hereby relieved from any liability to any person for any acts done by the Company in accordance with any such decision, act, consent or instruction of the TRA Party Representative, including, without limitation, any action taken by the Company in its dealings with the TRA Party Representative pursuant to and consistent with the terms of this Agreement (including, without limitation, complying with expense reimbursement requests pursuant to Section 7.16(b)). Each TRA Party hereby agrees that the TRA Party Representative may, at any time and in its sole discretion, elect to enter into a transaction which is likely to result in the assignment, in whole or in part, of this Agreement to a Person (upon such election, an “Approved Assignment”), and each such TRA Party will raise no objections against such Approved Assignment, regardless of the consideration (if any) being paid in such Approved Assignment, so long as such Approved Assignment does not materially and adversely impact such TRA Parties in a manner materially adverse to the other TRA Parties. Each TRA Party will take all actions requested by the TRA Party Representative in connection with the consummation of an Approved Assignment, including the execution of all agreements, documents and instruments in connection therewith requested by the TRA Party Representative of such TRA Party. Upon the consummation of the Approved Assignment, each TRA Party will receive its Applicable Percentage of such consideration, if any, relating to such Approved Assignment. Each TRA Party will bear its Applicable Percentage of the costs of any Approved Assignment to the extent such costs are incurred for the benefit of all TRA Parties.

(e) Involvement in Company Determinations. In the event that any determination must be made under this Agreement by the TRA Party Representative or any dispute arises hereunder, should any representatives of the TRA Party Representative or its Affiliates then be serving on the Board, such directors shall be excluded from all deliberations and actions of the Board related to such determination or dispute.

* * * * * * * * *

IN WITNESS WHEREOF, the Company, the TRA Party Representative and the TRA Parties have duly executed this Agreement as of the date first written above.

FORTERRA, INC.

By:
Name:
Title:

[LONE STAR FUNDS]

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Tax Receivable Agreement

Schedule A

TRA Parties

[Lone Star Fund IX Entity] – [100]%

S-1